EXHIBIT 99.1

Fifth Street Finance Corp. Announces Waiver of Management Fee and Other Shareholder-Friendly Actions

WHITE PLAINS, N.Y., Jan. 6, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that its external investment adviser, Fifth Street Management LLC (the "Adviser"), has voluntarily agreed to the following actions:

   * To waive the portion of its base management fee for the
     quarter ended December 31, 2009 attributable to Fifth
     Street's four new portfolio investments which closed in
     December 2009, as well as cash and cash equivalents.
     The amount of the management fee being waived exceeds
     $700,000; and

   * To permanently waive that portion of its base management fee attributable to Fifth Street's assets held in the form of cash and cash equivalents from and after January 1, 2010.

In addition, Fifth Street announced that it does not intend to seek the approval of its stockholders at the 2010 Annual Meeting of Stockholders to sell or otherwise issue shares of its common stock at a price below the then current net asset value (NAV) per share.

"In continuing with our goal of aligning ourselves with the interests of our stockholders, we have decided to initiate these actions which we believe represent some of the best practices for external managers," stated Leonard M. Tannenbaum, the Managing Member of the Adviser and Fifth Street's President and Chief Executive Officer.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetcap.com